Exhibit 10.2

PRIVILEGED AND CONFIDENTIAL
ATTORNEY WORK PRODUCT

March 24, 2025
FROM: Robert Bartolo, Chair of the Board of Directors
POSITION: Interim President & CEO
EFFECTIVE DATE: March 24, 2025
Daniel K. Schlanger
Via email
I am pleased to offer you the position of Interim President & Chief Executive Officer (“Interim CEO”), a full-time position reporting to the Board of Directors of Crown Castle Inc. (the “Company” or “Crown Castle”). This is an exempt position that is not eligible for overtime.
Subject to your acceptance of this offer and the satisfaction of the conditions set forth in this letter, you will be eligible to receive the following:
INTERIM POSITION: You acknowledge and agree that the role of Interim CEO is an interim position and that the Company intends to conduct a search to identify a successor President and Chief Executive Officer (the “Successor CEO”). Once the Successor CEO is appointed, you acknowledge and agree that you will transition into the role of Executive Vice President and Chief Transformation Officer of the Company (“CTO”). Upon such transition, your base salary and annual incentive opportunity (each as set forth below) will remain unchanged. For the avoidance of doubt, you will also continue to serve as Executive Vice President and Chief Financial Officer of the Company until March 31, 2025.
BASE SALARY COMPENSATION: Your base salary will continue to be $640,000 annually, paid bi-weekly according to Crown Castle’s payroll schedule and subject to customary withholdings.
MONTHLY STIPEND: For as long as you serve as Interim CEO, you will be eligible to receive a monthly stipend of $100,000, paid according to Crown Castle’s payroll schedule and subject to customary withholdings, and pro-rated for any month of partial service based on the number of days in such month in which you serve in such role. For the avoidance of doubt, if you remain employed by the Company but cease to serve as Interim CEO, you will no longer be eligible to receive this monthly stipend.
ANNUAL INCENTIVE: You will continue to be eligible to earn a cash-based annual incentive payment with a target value of 100% of your base salary compensation. The administration and payment of the annual incentive will continue to be in accordance with the Crown Castle Inc. Executive Management Team (“EMT”) Annual Incentive Plan.
2025 RESTRICTED STOCK UNITS: You will receive a 2025 LTI grant with a grant date value of $4,125,000 (as determined by the Company) in the same form and mix as the other EMT members. Specifically, you will be eligible to receive an award of restricted stock units (“RSUs”) pursuant to the Crown Castle Inc. 2022 Long-Term Incentive Plan (the “Plan”) for calendar year 2025 (the “2025 RSU Award”). For 2025, the long-term incentive compensation opportunity for the EMT is comprised of both time-vesting RSUs (“Time RSUs”) (weighted 40%) and performance-vesting RSUs (“Performance RSUs”) (weighted 60%).
You will receive the 2025 RSU Award as soon as practicable after the Effective Date. Once granted, you will receive award documentation fully outlining the terms of the 2025 RSU Award, including details on the following, summarized vesting schedule:
•Time RSUs (40% of award value) will vest annually, in one-third increments, on February 19th of 2026, 2027 and 2028; and
•Performance RSUs (60% of award value) will vest, to the extent earned, on February 19, 2028.
Except as set forth in your award documentation or the Severance Agreement, vesting of the 2025 RSU Award will be subject to your continued employment with the Company through each applicable vesting date; provided, however, that if you experience an involuntary termination by the Company without Cause (as defined in the Severance Agreement) prior to the vesting of the 2025 RSU Award, you shall continue to vest in the 2025 RSU Award as if you were an employee of the Company through the final vesting date.
TRANSFORMATION RESTRICTED STOCK UNITS: You will be eligible to receive a bonus in the form of RSUs (the “Transformation RSUs”) granted under the Plan, with a grant date value of $1,000,000 (as determined by the Company). The Transformation RSUs will become 100% vested upon the consummation of a sale of the Company’s Fiber business (i.e., the later of the consummation of the sale of the small cell business or fiber solutions business) (the “Fiber Sale Closing”), subject to your continued employment with the Company through such vesting date; provided, however, that if you experience an involuntary termination by the Company without Cause prior to the time the Transformation RSUs are fully vested, the Transformation RSUs will immediately accelerate and vest in full at the time of such termination and be settled within 30 days following such termination of employment.
PROMOTION RESTRICTED STOCK UNITS: You will be eligible to receive a grant of RSUs under the Plan with a grant date value of $4,100,000 (as determined by the Company) (the “Promotion RSUs”). Vesting of the Promotion RSUs will occur on March 23, 2026, subject to your continued employment with the Company through such date; provided, however, that if you experience an involuntary termination by the Company without Cause prior to the time the Promotion RSUs are fully vested, the Promotion RSUs will immediately accelerate and vest in full at the time of such termination and be settled within 30 days following such termination of employment.

SEVERANCE AGREEMENT: You and the Company acknowledge and agree that the Severance Agreement will remain in full force and effect; provided, however, that you acknowledge and agree that a Qualifying Termination has not occurred and will not occur on March 31, 2025, as was previously planned. As a result, no event has occurred that would result in you receiving benefits under the Severance Agreement.
GOOD REASON RIGHTS: For the avoidance of doubt, you acknowledge and agree that you are waiving your rights to assert Good Reason (as defined in the Severance Agreement) (or any term of similar import) under the Severance Agreement or otherwise as a result of the changes in your role with the Company. However, you and the Company acknowledge and agree that during the period between the Transformation Date and 60 days after such date, you may assert Good Reason. For purposes of this letter, “Transformation Date” means the earlier of (x) the Fiber Sale Closing or (y) September 30, 2026.
BENEFITS: Except as explicitly set forth in this letter, the terms of your employment with the Company, including your Personal Time Off, Company years of service, eligibility for expense reimbursement and benefit eligibility will remain unchanged upon your appointment to Interim CEO.
FREE OF RESTRICTIONS: By accepting this offer, you are representing that you are free to perform this role for Crown Castle and have no legal restrictions on your work. You are also representing that you have told Crown Castle about any such restrictions and provided as much information about them as possible, including copies of any agreements describing such restrictions on your activities.
Please be advised that this offer will expire 3 business days from the date of this letter. If you decide to accept this position, this offer of employment, in its entirety and without modification, must be signed, dated, and submitted prior to offer expiration.
Once complete, please email this letter to Teddy Adams at teddy.adams@crowncastle.com. I look forward to working with you. Please contact me with any questions.
Sincerely,

/s/ Robert Bartolo
Robert Bartolo
Chairman of the Board
Crown Castle Inc.

I ACKNOWLEDGE RECEIPT OF THIS LETTER AND I ACCEPT THE POSITION OFFERED.

Signature:	/s/ Daniel K. Schlanger
Date:	March 24, 2025

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